This news release contains forward-looking statements, including those regarding the anticipated outlook for our business, our currently estimated fourth quarter and full fiscal year 2005 and first quarter of fiscal 2006 net revenues and earnings results and our long-term outlook for our company, our industry and our customers. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: fluctuations in operating results; changes in technology; competition; anticipated growth for us and our industry that may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate our acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of customers; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2004, any subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS THIRD QUARTER RESULTS
Company Posts Double Digit Growth in Revenue, Operating Income and Earnings

St. Petersburg, FL — June 21, 2005...Jabil Circuit, Inc. (NYSE: JBL), a global electronic product solutions company, today reported results for the third quarter of fiscal 2005, ended May 31, 2005. Net revenue for the third quarter of fiscal 2005 increased 19 percent to $1.9 billion compared to $1.6 billion for the same period of fiscal 2004.

Under accounting principles generally accepted in the United States of America (“GAAP”), operating income for the third quarter of fiscal 2005 increased 31 percent to $73.2 million compared to $55.9 million for the same period of fiscal 2004. On a GAAP basis, net income for the third quarter of fiscal 2005 increased 48 percent to $59.4 million as compared to $40.1 million for the same period in fiscal 2004. GAAP diluted earnings per share for the third quarter of fiscal 2005 increased 53 percent to $0.29 compared to $0.19 for the same period of fiscal 2004.

Jabil’s third quarter of fiscal 2005 core operating income increased 27 percent to $84.7 million or 4.4 percent of net revenue compared to $66.7 million or 4.1 percent of net revenue for the third quarter of fiscal 2004. Core earnings increased 30 percent to $68.9 million, compared to $53.1 million for the third quarter of fiscal 2004. Core earnings per share increased 27 percent to $0.33 per diluted share for the period, compared to $0.26 for the third quarter of fiscal 2004. (Jabil defines core operating income as GAAP operating income before amortization of intangibles, acquisition-related charges and restructuring and impairment charges. Jabil defines core earnings as GAAP net income before amortization of intangibles, acquisition-related charges, restructuring and impairment charges and other income/loss, net of tax. Jabil defines core earnings per share as core earnings divided by the weighted average number of outstanding shares determined under GAAP. Jabil reports core operating income, core earnings and core earnings per share to provide its investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and Jabil’s core earnings and core earnings per share to its GAAP net income and GAAP earnings per share and additional information in the supplemental information below).

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Q3 2005 Earnings Release—Add One
June 21, 2005

Quarterly Highlights

•	Cash flow from operations was approximately $190 million for the third quarter of fiscal 2005.

•	Sales cycle for the third quarter of fiscal 2005 was 20 days.

•	Inventory turns for the third quarter of fiscal 2005 were 10.

•	Capital expenditures for the third quarter of fiscal 2005 were approximately $63 million.

•	Depreciation for the third quarter of fiscal 2005 was approximately $47 million.

•	Cash balances were $681 million at the end of the third quarter of fiscal 2005.

•	Return on Invested Capital (ROIC) was 18 percent for the third quarter of fiscal 2005.

Business Outlook

“Our dedicated global workforce delivered another strong quarter of performance. Our superior operational and financial results flow from an unwavering focus on customer satisfaction and operational execution. We expect our growth momentum to continue in our fourth fiscal quarter of 2005 and as we move into fiscal 2006,” said President and Chief Executive Officer Timothy L. Main.

Jabil management also updated its guidance and outlook. For the fourth quarter of fiscal 2005, Jabil indicated that they currently foresee net revenue in a range of $2.0 to $2.1 billion and core earnings per share in a range of $0.35 to $0.37 per diluted share, depending upon actual levels of production. GAAP earnings per share for the fourth quarter are currently estimated to be in a range of $0.31 to $0.33 per diluted share. (Expected GAAP earnings per share for the fourth quarter of fiscal year 2005 are currently estimated to include $0.04 per share for amortization of intangibles.)

The company reiterated its full fiscal year 2005 guidance. Jabil expects to produce net revenue of approximately $7.5 billion and core earnings per share in a range of $1.27 to $1.29 per diluted share, depending upon actual levels of production. GAAP earnings per share for the full fiscal year are currently estimated to be in a range of $1.08 to $1.10 per diluted share. (Expected GAAP earnings per share for the year are currently estimated to include $0.19 per share for amortization of intangibles.)

The company also provided guidance for its first fiscal quarter of 2006. Jabil said it expects sequential revenue growth for its first fiscal quarter of 8 to 17 percent, indicating a revenue range of $2.2 to $2.4 billion and core earnings of $0.40 to $0.44 per diluted share, depending upon actual levels of production. GAAP earnings per share for the first fiscal quarter of 2006 are currently estimated to be in a range of $0.37 to $0.41 per diluted share. (Expected GAAP earnings per share for the first quarter of fiscal year 2006 are currently estimated to include $0.03 per share for amortization of intangibles.)

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Q3 2005 Earnings Release—Add Two
June 21, 2005

Supplemental Information

The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of Jabil’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP, or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

Jabil has incurred charges from its acquisitions that are included in the GAAP financial measures disclosed in this release. Management believes that the nature of these amounts do not impact the performance of its core manufacturing operations. Management believes core financial measures (which exclude the effects of the amortization of intangibles, acquisition-related charges, restructuring and impairment charges and other income) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core operating income, core earnings and core earnings per share to provide its investors with an alternative method for assessing operating income, earnings and earnings per share from what it believes to be its core manufacturing operations. Included in this release is a Consolidated Statement of Earnings as well as a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

Company Conference Call Information

Jabil Circuit will conduct a conference call to announce its third quarter of fiscal 2005 earnings today at 4:30 p.m. EDT, live on the Internet at http://jabil.com. This earnings conference call will be recorded and archived for playback on the web at http://jabil.com.

The news release and information about Jabil’s earnings will also be available in the investor relations’ section of the web site (jabil.com) by approximately 4:30 p.m., EDT. A taped replay of the conference call will also be available June 21, 2005 at approximately 7:30 p.m. EDT through midnight on June 22, 2005. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The passcode is 6823595. An archived webcast of the conference call will be available at http://jabil.com/investors/.

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 44,000 employees and facilities in 19 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact:
Beth Walters
Vice President, Investor Relations & Communications
Jabil Circuit, Inc.
(727) 803-3349
investor_relations@jabil.com

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 31,	August 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$681,042	$621,322
Accounts receivable, net	899,427	777,357
Inventories	739,111	656,681
Prepaid expenses and other current assets	85,174	70,143
Deferred income taxes	44,045	57,172

Total current assets	2,448,799	2,182,675

Property, plant and equipment, net	831,269	776,353
Goodwill and intangible assets, net	457,896	352,426
Deferred income taxes	23,571	5,923
Other assets	29,580	11,979

Total assets	$3,791,115	$3,329,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of notes payable, long-term debt and long-term lease obligations	$637	$4,412
Accounts payable	1,165,720	937,636
Accrued expenses	213,442	213,418
Income taxes payable	1,360	3,618

Total current liabilities	1,381,159	1,159,084

Notes payable, long-term debt and long-term lease obligations, less current installments	311,881	305,194
Deferred income taxes	8,291	—
Other liabilities	43,690	45,738

Total liabilities	1,745,021	1,510,016

Stockholders’ equity
Common stock	203	201
Additional paid-in capital	1,012,861	976,129
Retained earnings	951,268	789,953
Unearned compensation	(9,014)	—
Accumulated other comprehensive income	90,776	53,057

Total stockholders’ equity	2,046,094	1,819,340

Total liabilities and stockholders’ equity	$3,791,115	$3,329,356

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except for per share data)
(Unaudited)

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004
Net revenue	$1,938,415	$1,625,850	$5,487,796	$4,626,720
Cost of revenue	1,776,333	1,489,935	5,030,404	4,226,029

Gross profit	162,082	135,915	457,392	400,691

Operating expenses:
Selling, general and administrative	71,688	65,913	205,914	197,908
Research and development	5,667	3,318	17,761	9,408
Amortization of intangibles	11,491	10,792	32,402	32,903
Acquisition-related charges (1)	—	—	—	1,339

Operating income	73,236	55,892	201,315	159,133

Other loss (income) (2)	—	6,370	—	6,370
Interest income	(4,214)	(2,087)	(9,007)	(5,558)
Interest expense	6,972	5,584	18,040	15,120

Income before income taxes	70,478	46,025	192,282	143,201

Income tax expense	11,125	5,894	30,967	20,559

Net income	$59,353	$40,131	$161,315	$122,642

Earnings per share:
Basic	$0.29	$0.20	$0.80	$0.61

Diluted	$0.29	$0.19	$0.78	$0.59

Common shares used in the calculation of earnings per share:
Basic	202,666	200,716	202,021	200,203

Diluted	207,736	206,371	206,643	206,151

(1) There were no acquisition-related charges recorded during the nine months ended May 31, 2005. During the nine months ended May 31, 2004, we recorded acquisition-related charges of $1.3 million ($1.0 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics and NEC Corporation.

(2) There was no other income/loss recorded during the nine months ended May 31, 2005. During the three months and nine months ended May 31, 2004, we recorded a loss of $6.4 million ($4.0 million after-tax) on the write-off of unamortized issuance costs associated with our $345 million, 20-year, 1.75% convertible subordinated notes, which were retired in May 2004.

JABIL CIRCUIT, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
(In thousands, except for per share data)
(Unaudited)

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004
Operating income (GAAP)	$73,236	$55,892	$201,315	$159,133
Amortization of intangibles	11,491	10,792	32,402	32,903
Acquisition-related charges	—	—	—	1,339

Core operating income (Non-GAAP)	$84,727	$66,684	$233,717	$193,375

Net income (GAAP)	$59,353	$40,131	$161,315	$122,642
Amortization of intangibles, net of tax	9,503	8,972	27,419	26,799
Acquisition-related charges, net of tax	—	—	—	987
Other loss (income), net of tax	—	3,975	—	3,975

Core earnings (Non-GAAP)	$68,856	$53,078	$188,734	$154,403

Earnings per share: (GAAP)
Basic	$0.29	$0.20	$0.80	$0.61

Diluted	$0.29	$0.19	$0.78	$0.59

Core earnings per share: (Non-GAAP)
Basic	$0.34	$0.26	$0.93	$0.77

Diluted	$0.33	$0.26	$0.91	$0.75

Common shares used in the calculations of earnings per share:
Basic	202,666	200,716	202,021	200,203

Diluted	207,736	206,371	206,643	206,151